EXHIBIT 99.1

Keurig Dr Pepper Reports 2022 Results and Provides Outlook for 2023
Company Achieves Guidance for 2022
KDP Guides to 5% Constant Currency Net Sales Growth and 6-7% Adjusted Diluted EPS Growth in 2023
BURLINGTON, MA and FRISCO, TX (February 23, 2023) – Keurig Dr Pepper Inc. (NASDAQ: KDP) today reported results for the fourth quarter and full year ended December 31, 2022. The Company also provided guidance for constant currency net sales growth of 5% and Adjusted diluted EPS growth of 6% to 7% in 2023.

	Reported GAAP Basis		Adjusted Basis[1]
	Q4	FY 2022	Q4	FY 2022
Net Sales	$3.80 bn	$14.06 bn	$3.80 bn	$14.06 bn
% vs prior year	12.1%	10.8%	12.4%	11.1%
Diluted EPS	$0.32	$1.01	$0.50	$1.68
% vs prior year	(45.8)%	(32.7)%	11.1%	5.0%
Full-year 2022 highlights:
•Drove double-digit net sales growth of 11%, significantly ahead of the Company’s initial guidance of mid-single-digit growth and in line with its guidance update in the second quarter.
•Delivered Adjusted diluted EPS growth of 5%, in line with the Company’s mid-single-digit guidance.
•Grew market share in Cold Beverages in categories representing 92% of the Company’s U.S. retail sales base.
•Expanded the Keurig brewing system to 38 million U.S. households, a 10 million household increase since 2018.
•Expanded the Company’s presence in the strategically compelling energy and non-alcohol beer and cocktail categories through unique partnerships and disciplined investments, such as the strategic partnership with Nutrabolt announced in the fourth quarter, which included a long-term sales and distribution agreement for C4 Energy drinks.
•Returned $1.5 billion to shareholders through dividends, including a 6.7% increase in KDP’s quarterly dividend, and the opportunistic repurchase of 10.6 million shares.
•Ended the year with a strong balance sheet and reduced management leverage ratio of 2.8x.
Commenting on the announcement, Chairman and CEO Bob Gamgort stated, “We accelerated our revenue growth for the fifth consecutive year, delivering 12% growth in the fourth quarter and 11% growth for the full year. Continued brand strength across our portfolio enabled modest elasticities in an environment marked by significant pricing. As we look to 2023, we expect mid-single-digit revenue growth, as the rate of pricing moderates, and enhanced gross margins, as the relationship between inflation and pricing improves.”

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1Adjusted financial metrics presented in this release are non-GAAP and with growth rates presented on a constant currency basis. See reconciliations of GAAP results to Adjusted results on a constant currency basis in the accompanying tables.

Gamgort continued, “In 2022 we made multiple strategic investments in new platforms and categories through innovation, partnerships and equity investments that support our vision of a “Modern Beverage Company” and provide fuel for future growth. Further, we continued to enhance our positive impact on all stakeholders through continued achievement of our ambitious ‘Drink Well. Do Good.’ corporate responsibility commitments.”
2022 Full Year Consolidated Results
Net sales for the full year of 2022 increased 10.8% to $14.06 billion, compared to $12.68 billion in the year-ago period and, on a constant currency basis, net sales advanced 11.1%. Driving the constant currency net sales growth was favorable net price realization of 10.6% and higher volume/mix of 0.5%, which reflected the strength of the Company’s brand portfolio, continued strong in-market execution and modest elasticities.
KDP in-market performance in the Liquid Refreshment Beverages (LRB) category remained strong for the year, with retail dollar consumption2 advancing 11.0% and KDP growing market share of the category, largely reflecting strength in premium unflavored waters, seltzers, coconut waters, apple juice, tea and fruit drinks, and solid performance in CSDs3. This performance was driven by CORE Hydration, Polar seltzers, Vita Coco, Mott’s, Snapple, Hawaiian Punch and Dr Pepper, Canada Dry, A&W, Sunkist and Squirt CSDs.
In coffee, retail dollar consumption of single-serve pods manufactured by KDP increased 4.9% in IRi tracked channels, led by higher pricing. KDP Manufactured share remained strong at 82.4% for the year.
GAAP operating income for the year decreased 10.0% to $2.61 billion, compared to $2.89 billion in the year-ago period, primarily reflecting an unfavorable year-over-year impact of items affecting comparability totaling $406 million. Also impacting the performance were the benefits of higher gross profit, a change in accounting for non-cash stock compensation expense, recovery of litigation expenses associated with our successful Body Armor settlement, a business interruption insurance recovery and a modest year-over-year gain from the Company’s strategic asset investment program. These benefits were partially offset by significantly higher inflationary pressures in transportation, warehousing and labor. Excluding items affecting comparability, Adjusted operating income increased 3.7% to $3.54 billion and, on a percent of net sales basis, Adjusted operating income was 25.2%.
GAAP net income for the year decreased 33.1% to $1.44 billion, or $1.01 per diluted share, compared to $2.15 billion, or $1.50 per diluted share, in the year-ago period. This performance primarily reflected the decrease in GAAP operating income and an unfavorable year-over-year impact of non-operating items affecting comparability. This performance was partially offset by the growth in Adjusted operating income and lower Adjusted interest expense. Excluding items affecting comparability, Adjusted net income for the year advanced 5.4% to $2.40 billion, and Adjusted diluted EPS increased 5.0% to $1.68, compared to $1.60 in the year-ago period.
Free cash flow for the year was strong at $2.65 billion, reflecting a slight decrease in operating cash flow more than offset by lower capital spending.
During the year, the Company repurchased approximately 10.6 million KDP shares at an average price per share of $35.88, totaling approximately $379 million. The Company has approximately $3.6 billion remaining under its share repurchase authorization expiring on December 31, 2025.

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2Retail consumption data based on Keurig Dr Pepper’s custom IRi category definitions for the 52-week period ending 12/25/2022.
3CSDs refer to “Carbonated Soft Drinks”.

2022 Full Year Segment Results
Coffee Systems
Net sales for the year increased 5.6% to $4.98 billion, compared to $4.72 billion in the year-ago period and, on a constant currency basis, net sales advanced 6.2%. The constant currency net sales growth was driven by a 7.0% increase in net price realization, partially offset by a 0.8% decrease in volume/mix driven by brewers.
The higher net price realization of 7.0% for the year primarily reflected pricing actions taken in late 2021 and the second quarter of 2022, while the volume/mix decrease of 0.8% was due to pod shipment growth of 1.4%, more than offset by an expected brewer shipment decline of 5.2%, due to lapping a COVID-related brewer sales acceleration in the prior year. The Company added approximately two million net new U.S. households to the Keurig system in 2022, in line with its long-term annual target, reflecting successful innovation including new connected brewer models.
GAAP operating income for the year decreased 9.0% to $1.32 billion, compared to $1.45 billion in the year-ago period. The performance largely reflected broad-based inflationary pressure that was only partially offset by the growth in net sales, productivity, a $44 million benefit from the Company’s strategic asset investment program and a $23 million benefit related to the aforementioned insurance recovery. Adjusted operating income decreased 7.5% to $1.51 billion and, on a percent of net sales basis, totaled 30.4%.
Packaged Beverages
Net sales for the year increased 12.3% to $6.61 billion, compared to $5.88 billion in the year-ago period and, on a constant currency basis, net sales advanced 12.4%. This continued strong performance was driven by higher net price realization of 12.1% and increased volume/mix of 0.3%, the latter reflecting continued strength of the portfolio and strong in-market execution. Broad-based strength was led by CSDs, Mott’s, Snapple, CORE Hydration, Hawaiian Punch, Polar seltzers and Evian. KDP’s highly successful Zero Sugar launch across much of the CSD portfolio, the Snapple refresh, as well as the Snapple Elements and Mott’s Mighty launches, proved incremental.
GAAP operating income for the year decreased 0.9% to $1.01 billion, compared to $1.02 billion in the year-ago period, reflecting a modest unfavorable impact of items affecting comparability and a significant increase in transportation, warehousing and labor costs, as well as a year-over-year headwind of $32 million from the Company’s strategic asset investment program. More than offsetting these factors were the benefits of the strong net sales growth and productivity. Excluding items affecting comparability, Adjusted operating income increased 1.2% to $1.13 billion and, on a percent of net sales basis, totaled 17.1%.
Beverage Concentrates
Net sales for the year increased 16.1% to $1.73 billion, compared to $1.49 billion in the year-ago period and, on a constant currency basis, net sales advanced 16.4%. This strong performance was driven by higher net price realization of 14.7% and favorable volume/mix of 1.7%, as elasticities remained modest.
Total shipment volume for the year increased 1.6% versus the year-ago period, reflecting increases in Dr Pepper and Canada Dry, partly offset by declines in Schweppes and Crush. Bottler case sales volume for the year was essentially even with the year-ago period.
GAAP operating income for the year increased 1.3% to $1.06 billion, compared to $1.05 billion in the year-ago period, primarily reflecting the strong net sales performance, which more than offset inflation and an unfavorable impact of items affecting comparability. Excluding items affecting comparability, Adjusted operating income increased 16.9% to $1.23 billion and, on a percent of net sales basis, totaled 71.5%.

Latin America Beverages
Net sales for the year increased 24.0% to $743 million, compared to net sales of $599 million in the year-ago period and, on a constant currency basis, net sales advanced 23.0%. This strong and balanced performance was driven by higher net price realization of 13.9% and increased volume/mix of 9.1%, reflecting the strength of the portfolio and continued strong in-market execution. Leading the net sales growth were Peñafiel, Clamato, Mott’s and Squirt.
GAAP operating income for the year increased 18.8% to $158 million, compared to $133 million in the year-ago period, reflecting the strong net sales growth, productivity and a favorable impact from foreign currency translation, partially offset by broad-based inflationary pressure, significantly higher marketing investment and a slightly unfavorable year-over-year impact of items affecting comparability. Excluding items affecting comparability and the favorable impact of foreign currency translation, Adjusted operating income increased 18.5% to $162 million and, on a percent of net sales basis, totaled 21.8%.
Fourth Quarter Consolidated Results
Net sales for the fourth quarter increased 12.1% to $3.80 billion, compared to $3.39 billion in the year-ago period. On a constant currency basis, net sales advanced 12.4% with all four segments growing at a double-digit rate. Driving the consolidated net sales growth was favorable net price realization of 13.1%, only slightly offset by lower volume/mix of 0.7%, reflecting continued modest elasticities and exceptional in-market execution.
KDP in-market performance in the LRB category remained strong in the quarter, with retail dollar consumption4 advancing 12.2% and total LRB dollar share posting another quarter of growth, largely reflecting strength in premium unflavored waters, seltzers, apple juice and fruit drinks, combined with continued solid performance in CSDs3. This performance was driven by CORE Hydration, Evian, Polar seltzers, Mott’s, Hawaiian Punch and Dr Pepper, Crush, Canada Dry, A&W, Schweppes and Squirt CSDs.
In coffee, retail dollar consumption of single-serve pods manufactured by KDP increased 7.1% in IRi tracked channels, led by higher pricing. KDP Manufactured share remained strong at approximately 83% in the quarter, driven by strength of owned and licensed pods
GAAP operating income in the fourth quarter decreased 7.2% to $673 million, compared to $725 million in the year-ago period, primarily reflecting an unfavorable year-over-year impact of items affecting comparability, as well as continued broad-based inflationary pressure and a net $26 million year-over year headwind from the Company’s strategic asset investment program. Partially offsetting these factors were the higher net sales growth, increased gross profit and the benefit of the aforementioned business interruption insurance recovery that totaled $23 million. Excluding items affecting comparability, Adjusted operating income increased 13.2% to $1.03 billion and, on a percent of net sales basis, Adjusted operating income was 27.0%.
GAAP net income in the fourth quarter decreased 46.3% to $453 million, or $0.32 per diluted share, compared to $843 million, or $0.59 per diluted share, in the year-ago period, primarily reflecting the unfavorable year-over-year impact of items affecting comparability, partially offset by the double-digit growth in Adjusted operating income. Excluding items affecting comparability, Adjusted net income in the quarter advanced 11.6% to $714 million, while Adjusted diluted EPS increased 11.1% to $0.50, compared to $0.45 in the year-ago period.

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4Retail consumption data based on Keurig Dr Pepper’s custom IRi category definitions for the 13-week period ending 12/25/2022.

Fourth Quarter Segment Results
Coffee Systems
Net sales for the fourth quarter increased 12.7% to $1.49 billion, compared to $1.32 billion in the year-ago period and, on a constant currency basis, net sales advanced 13.8%. The constant currency net sales growth was driven by a 10.6% increase in net price realization and a 3.2% increase in volume/mix, including a modest benefit of the 53rd week in 2022.
The higher net price realization of 10.6% in the quarter was primarily driven by pricing actions taken in late 2021 and the second quarter of 2022, while the volume/mix increase of 3.2% was due to pod shipment growth of 2.9% and brewer shipment growth of 3.3%.
GAAP operating income increased 22.3% to $438 million, compared to $358 million in the year-ago period, largely reflecting the strong net sales growth and productivity, as well as the $44 million benefit from the Company’s strategic asset investment program and the $23 million benefit related to the aforementioned insurance recovery. Also modestly benefiting the performance was the impact of the 53rd week. These benefits more than offset broad-based inflationary pressure in the quarter. Excluding items affecting comparability, Adjusted operating income increased 18.8% to $483 million and, on a percent of net sales basis, totaled 32.5%.
Packaged Beverages
Net sales for the fourth quarter increased 9.9% to $1.68 billion, compared to $1.53 billion in the year-ago period and, on a constant currency basis, net sales advanced 10.1%. This performance was driven by higher net price realization of 14.9%, partially offset by a 4.8% decrease in volume/mix, as the segment lapped volume/mix growth of 10.3% in the year-ago period. Broad-based net sales growth across the portfolio was led by CSDs, Mott’s, Snapple, Hawaiian Punch, Evian and Polar seltzers.
GAAP operating income decreased 2.1% to $286 million, compared to $292 million in the year-ago period, primarily reflecting the strong net sales growth and productivity, more than offset by a $70 million year-over-year headwind from the Company’s strategic asset investment program and continued broad-based inflation. Excluding items affecting comparability, Adjusted operating income decreased 1.3% to $311 million and, on a percent of net sales basis, totaled 18.5%.
Beverage Concentrates
Net sales for the fourth quarter increased 14.3% to $447 million, compared to $391 million in the year-ago period and, on a constant currency basis, advanced 14.8%. This strong net sales performance was driven by higher net price realization of 14.3% and favorable volume/mix of 0.5%.
Total shipment volume increased 1.2% versus the year-ago period, reflecting increases in Dr Pepper and Schweppes. Bottler case sales volume was essentially even with the year-ago period.
GAAP operating income in the fourth quarter decreased 45.3% to $146 million, compared to $267 million in the year-ago period, reflecting the strong net sales growth more than offset by the unfavorable year-over-year impact of items affecting comparability. Excluding items affecting comparability, Adjusted operating income increased 14.3% to $310 million and, on a percent of net sales basis, totaled 69.4%.

Latin America Beverages
Net sales for the fourth quarter increased 24.3% to $189 million, compared to net sales of $152 million in the year-ago period and, on a constant currency basis, advanced 17.8%. This strong and balanced performance was driven by higher net price realization of 13.2% and increased volume/mix of 4.6%, reflecting the continued strength of the portfolio and continued strong in-market execution. Leading the net sales growth were Peñafiel and Clamato.
GAAP operating income in the fourth quarter increased 15.8% to $44 million, compared to $38 million in the year-ago period, reflecting the strong net sales growth, productivity and a favorable impact from foreign currency translation, partially offset by broad-based inflationary pressure, significantly higher marketing investment and a slightly unfavorable year-over-year impact of items affecting comparability. Excluding items affecting comparability and the favorable impact of foreign currency translation, Adjusted operating income increased 10.5% to $45 million and, on a percent of net sales basis, totaled 23.8%.
KDP 2023 Guidance
The 2023 guidance provided below is presented on a constant currency non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.
KDP expects net sales growth of 5% and Adjusted diluted EPS growth of 6% to 7% in 2023, primarily reflecting an improved relationship between pricing and inflation. Foreign currency translation is expected to approximate a half of one percentage point headwind to both net sales and Adjusted EPS growth.

Investor Contacts:
Steve Alexander
T: 972-673-6769 / steve.alexander@kdrp.com

Chethan Mallela
T: 646-620-8761 / chethan.mallela@kdrp.com

Media Contact:
Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue of more than $14 billion and approximately 28,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Canada Dry®, Clamato®, CORE®, Green Mountain Coffee Roasters®, Mott's®, Snapple®, and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company’s Drink Well. Do Good. corporate responsibility platform is focused on the greatest opportunities for impact in the environment, its supply chain, the health and well-being of consumers and with its people and communities. For more information, visit www.keurigdrpepper.com.

FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially.
Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Adjusted operating income, Adjusted net income, Adjusted diluted EPS, free cash flow and financial measures presented on a constant currency basis, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs that are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and their continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this release and included in the Company’s filings with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Fourth Quarter		Year Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Net sales	$3,803	$3,391	$14,057	$12,683
Cost of sales	1,807	1,619	6,734	5,706
Gross profit	1,996	1,772	7,323	6,977
Selling, general and administrative expenses	1,227	1,113	4,645	4,153
Impairment of intangible assets	166	—	477	—
Gain on litigation settlement	—	—	(299)	—
Other operating income, net	(70)	(66)	(105)	(70)
Income from operations	673	725	2,605	2,894
Interest expense	123	119	693	500
Loss on early extinguishment of debt	—	—	217	105
Gain on sale of equity method investment	—	(524)	(50)	(524)
Impairment of investments and note receivable	—	17	12	17
Other expense (income), net	(8)	4	14	(2)
Income before provision for income taxes	558	1,109	1,719	2,798
Provision for income taxes	105	266	284	653
Net income including non-controlling interest	453	843	1,435	2,145
Less: Net loss attributable to non-controlling interest	—	—	(1)	(1)
Net income attributable to KDP	$453	$843	$1,436	$2,146

Earnings per common share:
Basic	$0.32	$0.59	$1.01	$1.52
Diluted	0.32	0.59	1.01	1.50
Weighted average common shares outstanding:
Basic	1,415.5	1,418.0	1,416.8	1,415.7
Diluted	1,427.5	1,429.0	1,428.5	1,427.9

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(in millions, except share and per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$535	$567
Restricted cash and cash equivalents	—	1
Trade accounts receivable, net	1,484	1,148
Inventories	1,314	894
Prepaid expenses and other current assets	471	447
Total current assets	3,804	3,057
Property, plant and equipment, net	2,491	2,494
Investments in unconsolidated affiliates	1,000	30
Goodwill	20,072	20,182
Other intangible assets, net	23,183	23,856
Other non-current assets	1,252	937
Deferred tax assets	35	42
Total assets	$51,837	$50,598
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,206	$4,316
Accrued expenses	1,153	1,110
Structured payables	137	142
Short-term borrowings and current portion of long-term obligations	895	304
Other current liabilities	685	613
Total current liabilities	8,076	6,485
Long-term obligations	11,072	11,578
Deferred tax liabilities	5,739	5,986
Other non-current liabilities	1,825	1,577
Total liabilities	26,712	25,626
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 1,408,394,293 and 1,418,119,197 shares issued and outstanding as of December 31, 2022 and 2021, respectively	14	14
Additional paid-in capital	21,444	21,785
Retained earnings	3,539	3,199
Accumulated other comprehensive income (loss)	129	(26)
Total stockholders' equity	25,126	24,972
Non-controlling interest	(1)	—
Total equity	25,125	24,972
Total liabilities and stockholders' equity	$51,837	$50,598

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in millions)	2022	2021
Operating activities:
Net income attributable to KDP	$1,436	$2,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	399	410
Amortization of intangibles	138	134
Other amortization expense	172	164
Provision for sales returns	61	63
Deferred income taxes	(289)	31
Employee stock-based compensation expense	52	88
Loss on early extinguishment of debt	217	105
Gain on sale of equity method investment	(50)	(524)
Gain on disposal of property, plant and equipment	(80)	(75)
Unrealized loss on foreign currency	26	9
Unrealized loss (gain) on derivatives	383	(70)
Settlements of interest rate contracts	125	—
Equity in losses of unconsolidated affiliates	5	5
Impairment of intangible assets	477	—
Impairment on investments and note receivable of unconsolidated affiliates	12	17
Other, net	28	20
Changes in assets and liabilities:
Trade accounts receivable	(398)	(152)
Inventories	(426)	(133)
Income taxes receivable and payables, net	(105)	114
Other current and non-current assets	(456)	(243)
Accounts payable and accrued expenses	903	762
Other current and non-current liabilities	207	3
Net change in operating assets and liabilities	(275)	351
Net cash provided by operating activities	2,837	2,874
Investing activities:
Proceeds from sale of investment in unconsolidated affiliates	50	578
Purchases of property, plant and equipment	(353)	(423)
Proceeds from sales of property, plant and equipment	168	122
Purchases of intangibles	(26)	(32)
Issuance of related party note receivable	(18)	(19)
Investments in unconsolidated affiliates	(962)	—
Other, net	6	(16)
Net cash (used in) provided by investing activities	(1,135)	210
Financing activities:
Proceeds from issuance of Notes	3,000	2,150
Repayments of Notes	(3,365)	(3,595)
Proceeds from issuance of commercial paper	1,198	5,406
Repayments of commercial paper	(948)	(5,257)
Repayments of 2019 KDP Term Loan	—	(425)
Proceeds from structured payables	155	156
Repayments of structured payables	(158)	(167)
Cash dividends paid	(1,080)	(955)
Repurchases of common stock	(379)	—
Proceeds from issuance of common stock	—	140
Tax withholdings related to net share settlements	(15)	(125)
Payments on finance leases	(90)	(54)
Other, net	(46)	(36)
Net cash used in financing activities	(1,728)	(2,762)
Cash, cash equivalents, and restricted cash and cash equivalents:
Net change from operating, investing and financing activities	(26)	322
Effect of exchange rate changes	(7)	(9)
Beginning balance	568	255
Ending balance	$535	$568

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT INFORMATION
(UNAUDITED)

	Fourth Quarter		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net Sales
Coffee Systems	$1,485	$1,318	$4,982	$4,716
Packaged Beverages	1,682	1,530	6,607	5,882
Beverage Concentrates	447	391	1,725	1,486
Latin America Beverages	189	152	743	599
Total net sales	$3,803	$3,391	$14,057	$12,683

Income from Operations
Coffee Systems	$438	$358	$1,316	$1,446
Packaged Beverages	286	292	1,014	1,023
Beverage Concentrates	146	267	1,061	1,047
Latin America Beverages	44	38	158	133
Unallocated corporate costs	(241)	(230)	(944)	(755)
Total income from operations	$673	$725	$2,605	$2,894

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis.
Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP that do not have an offsetting risk reflected within the financial results, as well as the unrealized mark-to-market impact of our Vita Coco investment; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; (vi) non-cash changes in deferred tax liabilities related to goodwill and other intangible assets as a result of tax rate or apportionment changes; and (vii) other certain items that are excluded for comparison purposes to prior year periods.
For the fourth quarter and full year ended December 31, 2022, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters, specifically the antitrust litigation; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic, which were incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic; (vi) the gain on the sale of our investment in BodyArmor as a result of the settlement of the associated holdback liability; (vii) the gain on the settlement of our prior litigation with BodyArmor, excluding recoveries of previously incurred litigation expenses which were included in our adjusted results; (viii) losses recognized with respect to our equity method investment in Bedford as a result of funding our share of their wind-down costs; (ix) transaction costs for significant business combinations (completed or abandoned); (x) foundational projects, which are transformative and non-recurring in nature; and (xi) impairments recognized on certain intangible brand assets.
For the fourth quarter and full year ended December 31, 2021, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; (vi) gains from insurance recoveries related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment; (vii) the gain on the sale of our investment in BodyArmor; (viii) impairment recognized on our equity method investment with Bedford as a result of funding our share of their wind-down costs; and (ix) transaction costs for significant business combinations (completed or abandoned).
Constant currency adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability, calculated on a constant currency basis by converting our current period local currency financial results using the prior period foreign currency exchange rates.
For the fourth quarter and full year ended December 31, 2022 and 2021, the supplemental financial data set forth below includes reconciliations of adjusted and constant currency adjusted financial measures to the applicable financial measure presented in the unaudited condensed consolidated financial statements for the same period.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Impairment of intangible assets	Income from operations	Operating margin
For the Fourth Quarter of 2022
Reported	$1,807	$1,996	52.5%	$1,227	$166	$673	17.7%
Items Affecting Comparability:
Mark to market	10	(10)		(1)	—	(9)
Amortization of intangibles	—	—		(38)	—	38
Stock compensation	—	—		(2)	—	2
Restructuring and integration costs	—	—		(81)	—	81
Productivity	(30)	30		(41)	—	71
Impairment of intangible assets	—	—		—	(166)	166
Non-routine legal matters	—	—		(4)	—	4
COVID-19	1	(1)		(1)	—	—
Foundational projects	—	—		(1)	—	1
Adjusted	$1,788	$2,015	53.0%	$1,058	$—	$1,027	27.0%
Impact of foreign currency			—%				—%
Constant currency adjusted			53.0%				27.0%

For the Fourth Quarter of 2021
Reported	$1,619	$1,772	52.3%	$1,113	$—	$725	21.4%
Items Affecting Comparability:
Mark to market	(21)	21		(7)	—	28
Amortization of intangibles	—	—		(33)	—	33
Stock compensation	—	—		(4)	—	4
Restructuring and integration costs	—	—		(57)	—	57
Productivity	(29)	29		(19)	—	48
Non-routine legal matters	—	—		(7)	—	7
COVID-19	(4)	4		(2)	—	6
Transaction costs	—	—		(1)	—	1
Malware incident	—	—		(1)	—	1
Adjusted	$1,565	$1,826	53.8%	$982	$—	$910	26.8%

Refer to page A-12 for reconciliations of reported net sales to constant currency net sales and adjusted income from operations to constant currency adjusted income from operations.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Interest expense	Gain on sale of equity method investment	Impairment of investments and note receivable	Other expense (income), net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
For the Fourth Quarter of 2022
Reported	$123	$—	$—	$(8)	$558	$105	18.8%	$453	$0.32
Items Affecting Comparability:
Mark to market	(2)	—	—	4	(11)	(8)		(3)	—
Amortization of intangibles	—	—	—	—	38	10		28	0.02
Amortization of fair value debt adjustment	(5)	—	—	—	5	1		4	—
Stock compensation	—	—	—	—	2	—		2	—
Restructuring and integration costs	—	—	—	—	81	19		62	0.04
Productivity	—	—	—	—	71	24		47	0.03
Impairment of intangible assets	—	—	—	—	166	49		117	0.08
Impairment of investment	—	—	—	—	—	3		(3)	—
Loss on early extinguishment of debt	—	—	—	—	—	(3)		3	—
Non-routine legal matters	—	—	—	—	4	1		3	—
COVID-19	—	—	—	—	—	1		(1)	—
Foundational projects	—	—	—	—	1	—		1	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	—	—	—	—	(1)		1	—
Adjusted	$116	$—	$—	$(4)	$915	$201	22.0%	$714	$0.50
Impact of foreign currency							0.1%
Constant currency adjusted							22.1%

Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Interest expense	Gain on sale of equity method investment	Impairment of investments and note receivable	Other expense (income), net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
For the Fourth Quarter of 2021
Reported	$119	$(524)	$17	$4	$1,109	$266	24.0%	$843	$0.59
Items Affecting Comparability:
Mark to market	(1)	—	—	(6)	35	10		25	0.02
Amortization of intangibles	—	—	—	—	33	5		28	0.02
Amortization of deferred financing costs	(1)	—	—	—	1	—		1	—
Amortization of fair value of debt adjustment	(5)	—	—	—	5	2		3	—
Stock compensation	—	—	—	—	4	1		3	—
Restructuring and integration costs	—	—	—	—	57	12		45	0.03
Productivity	—	—	—	—	48	11		37	0.03
Impairment of investment	—	—	(17)	—	17	(45)		62	0.04
Non-routine legal matters	—	—	—	—	7	2		5	—
COVID-19	—	—	—	—	6	1		5	—
Gain on sale of equity-method investment	—	524	—	—	(524)	(124)		(400)	(0.28)
Transaction costs	—	—	—	—	1	—		1	—
Malware incident	—	—	—	—	1	1		—	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	—	—	—	—	18		(18)	(0.01)
Adjusted	$112	$—	$—	$(2)	$800	$160	20.0%	$640	$0.45

Change - adjusted	3.6%							11.6%	11.1%
Impact of foreign currency	—%							—%	—%
Change - constant currency adjusted	3.6%							11.6%	11.1%

Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Impairment of intangible assets	Gain on litigation settlement	Other operating income, net	Income from operations	Operating margin
For the Year Ended December 31, 2022
Reported	$6,734	$7,323	52.1%	$4,645	$477	$(299)	$(105)	$2,605	18.5%
Items Affecting Comparability:
Mark to market	(120)	120		(30)	—	—	—	150
Amortization of intangibles	—	—		(138)	—	—	—	138
Stock compensation	—	—		(5)	—	—	—	5
Restructuring and integration costs	—	—		(170)	—	—	(2)	172
Productivity	(116)	116		(114)	—	—	—	230
Impairment of intangible assets	—	—		—	(477)	—	—	477
Non-routine legal matters	—	—		(13)	—	—	—	13
COVID-19	(9)	9		(5)	—	—	—	14
Gain on litigation	—	—		—	—	271	—	(271)
Transaction costs	—	—		(1)	—	—	—	1
Foundational projects	—	—		(4)	—	—	—	4
Adjusted	$6,489	$7,568	53.8%	$4,165	$—	$(28)	$(107)	$3,538	25.2%
Impact of foreign currency			—%						—%
Constant currency adjusted			53.8%						25.2%

For the Year Ended December 31, 2021
Reported	$5,706	$6,977	55.0%	$4,153	$—	$—	$(70)	$2,894	22.8%
Items Affecting Comparability:
Mark to market	32	(32)		25	—	—	—	(57)
Amortization of intangibles	—	—		(134)	—	—	—	134
Stock compensation	—	—		(18)	—	—	—	18
Restructuring and integration costs	—	—		(202)	—	—	—	202
Productivity	(72)	72		(91)	—	—	—	163
Non-routine legal matters	—	—		(30)	—	—	—	30
COVID-19	(26)	26		(11)	—	—	—	37
Transaction costs	—	—		(2)	—	—	—	2
Malware incident	—	—		2	—	—	—	(2)
Adjusted	$5,640	$7,043	55.5%	$3,692	$—	$—	$(70)	$3,421	27.0%

Refer to page A-13 for reconciliations of reported net sales to constant currency net sales and adjusted income from operations to constant currency adjusted income from operations.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Interest expense	Loss on early extinguishment of debt	Gain on sale of equity method investment	Impairment of investments and note receivable	Other expense (income), net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
For the Year Ended December 31, 2022
Reported	$693	$217	$(50)	$12	$14	$1,719	$284	16.5%	$1,436	$1.01
Items Affecting Comparability:
Mark to market	(249)	—	—	—	4	395	93		302	0.21
Amortization of intangibles	—	—	—	—	—	138	35		103	0.07
Amortization of deferred financing costs	(2)	—	—	—	—	2	—		2	—
Amortization of fair value debt adjustment	(19)	—	—	—	—	19	4		15	0.01
Stock compensation	—	—	—	—	—	5	(1)		6	—
Restructuring and integration costs	—	—	—	—	—	172	41		131	0.09
Productivity	—	—	—	—	—	230	56		174	0.12
Impairment of intangible assets	—	—	—	—	—	477	126		351	0.25
Impairment of investment	—	—	—	(12)	—	12	3		9	0.01
Loss on early extinguishment of debt	—	(217)	—	—	—	217	51		166	0.12
Non-routine legal matters	—	—	—	—	—	13	3		10	0.01
COVID-19	—	—	—	—	—	14	4		10	0.01
Gain on litigation	—	—	—	—	—	(271)	(68)		(203)	(0.14)
Gain on sale of equity-method investment	—	—	50	—	—	(50)	(12)		(38)	(0.03)
Transaction costs	—	—	—	—	—	1	—		1	—
Foundational projects	—	—	—	—	—	4	1		3	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	—	—	—	—	—	80		(80)	(0.06)
Adjusted	$423	$—	$—	$—	$18	$3,097	$700	22.6%	$2,398	$1.68
Impact of foreign currency								—%
Constant currency adjusted								22.6%

Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

	Interest expense	Loss on early extinguishment of debt	Gain on sale of equity method investment	Impairment of investments and note receivable	Other expense (income), net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income attributable to KDP	Diluted earnings per share
For the Year Ended December 31, 2021
Reported	$500	$105	$(524)	$17	$(2)	$2,798	$653	23.3%	$2,146	$1.50
Items Affecting Comparability:
Mark to market	6	—	—	—	(6)	(57)	(13)		(44)	(0.03)
Amortization of intangibles	—	—	—	—	—	134	31		103	0.07
Amortization of deferred financing costs	(7)	—	—	—	—	7	2		5	—
Amortization of fair value of debt adjustment	(19)	—	—	—	—	19	5		14	0.01
Stock compensation	—	—	—	—	—	18	15		3	—
Restructuring and integration costs	—	—	—	—	—	202	47		155	0.11
Productivity	—	—	—	—	—	163	40		123	0.09
Impairment of investment	—	—	—	(17)	—	17	(45)		62	0.04
Loss on early extinguishment of debt	—	(105)	—	—	—	105	24		81	0.06
Non-routine legal matters	—	—	—	—	—	30	7		23	0.01
COVID-19	—	—	—	—	—	37	9		28	0.02
Gain on sale of equity-method investment	—	—	524	—	—	(524)	(124)		(400)	(0.28)
Transaction costs	—	—	—	—	—	2	—		2	—
Malware incident	—	—	—	—	—	(2)	—		(2)	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	—	—	—	—	—	19		(19)	(0.01)
Adjusted	$480	$—	$—	$—	$(8)	$2,949	$670	22.7%	$2,280	$1.60

Change - adjusted	(11.9)%								5.2%	5.0%
Impact of foreign currency	—%								0.2%	—%
Change - Constant currency adjusted	(11.9)%								5.4%	5.0%
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(UNAUDITED)

(in millions)	Reported	Items Affecting Comparability	Adjusted
For the fourth quarter of 2022
Income from operations
Coffee Systems	$438	$45	$483
Packaged Beverages	286	25	311
Beverage Concentrates	146	164	310
Latin America Beverages	44	1	45
Unallocated corporate costs	(241)	119	(122)
Total income from operations	$673	$354	$1,027

For the fourth quarter of 2021
Income from operations
Coffee Systems	$358	$52	$410
Packaged Beverages	292	25	317
Beverage Concentrates	267	5	272
Latin America Beverages	38	—	38
Unallocated corporate costs	(230)	103	(127)
Total income from operations	$725	$185	$910

	Reported	Impact of Foreign Currency	Constant Currency
For the fourth quarter of 2022
Net sales
Coffee Systems	12.7%	1.1%	13.8%
Packaged Beverages	9.9	0.2	10.1
Beverage Concentrates	14.3	0.5	14.8
Latin America Beverages	24.3	(6.5)	17.8
Total net sales	12.1	0.3	12.4

	Adjusted	Impact of Foreign Currency	Constant Currency Adjusted
For the fourth quarter of 2022
Income from operations
Coffee Systems	17.8%	1.0%	18.8%
Packaged Beverages	(1.9)	0.6	(1.3)
Beverage Concentrates	14.0	0.3	14.3
Latin America Beverages	18.4	(7.9)	10.5
Total income from operations	12.9	0.3	13.2

	Reported	Items Affecting Comparability	Adjusted	Impact of Foreign Currency	Constant Currency Adjusted
For the fourth quarter of 2022
Operating margin
Coffee Systems	29.5%	3.0%	32.5%	—%	32.5%
Packaged Beverages	17.0	1.5	18.5	0.1	18.6
Beverage Concentrates	32.7	36.7	69.4	(0.1)	69.3
Latin America Beverages	23.3	0.5	23.8	(0.3)	23.5
Total operating margin	17.7	9.3	27.0	—	27.0

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN FINANCIAL MEASURES BY SEGMENT TO CONSTANT CURRENCY ADJUSTED FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

(in millions)	Reported	Items Affecting Comparability	Adjusted
For the year ended December 31, 2022
Income from operations
Coffee Systems	$1,316	$198	$1,514
Packaged Beverages	1,014	119	1,133
Beverage Concentrates	1,061	173	1,234
Latin America Beverages	158	4	162
Unallocated corporate costs	(944)	439	(505)
Total income from operations	$2,605	$933	$3,538

For the year ended December 31, 2021
Income from operations
Coffee Systems	$1,446	$197	$1,643
Packaged Beverages	1,023	99	1,122
Beverage Concentrates	1,047	11	1,058
Latin America Beverages	133	2	135
Unallocated corporate costs	(755)	218	(537)
Total income from operations	$2,894	$527	$3,421

	Reported	Impact of Foreign Currency	Constant Currency
For the year ended December 31, 2022
Net sales
Coffee Systems	5.6%	0.6%	6.2%
Packaged Beverages	12.3	0.1	12.4
Beverage Concentrates	16.1	0.3	16.4
Latin America Beverages	24.0	(1.0)	23.0
Total net sales	10.8	0.3	11.1

	Adjusted	Impact of Foreign Currency	Constant Currency Adjusted
For the year ended December 31, 2022
Income from operations
Coffee Systems	(7.9)%	0.4%	(7.5)%
Packaged Beverages	1.0	0.2	1.2
Beverage Concentrates	16.6	0.3	16.9
Latin America Beverages	20.0	(1.5)	18.5
Total income from operations	3.4	0.3	3.7

	Reported	Items Affecting Comparability	Adjusted	Impact of Foreign Currency	Constant Currency Adjusted
For the year ended December 31, 2022
Operating margin
Coffee Systems	26.4%	4.0%	30.4%	(0.1)%	30.3%
Packaged Beverages	15.3	1.8	17.1	0.1	17.2
Beverage Concentrates	61.5	10.0	71.5	—	71.5
Latin America Beverages	21.3	0.5	21.8	(0.1)	21.7
Total operating margin	18.5	6.7	25.2	—	25.2

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA AND MANAGEMENT LEVERAGE RATIO
(UNAUDITED)

(in millions, except for ratio)
ADJUSTED EBITDA RECONCILIATION - LAST TWELVE MONTHS
Net income attributable to KDP	$1,436
Interest expense	693
Provision for income taxes	284
Other expense (income), net	14
Depreciation expense	399
Other amortization	172
Amortization of intangibles	138
EBITDA	$3,136
Items affecting comparability:
Gain on sale of equity-method investment	$(50)
Gain on litigation settlement	(271)
Loss on early extinguishment of debt	217
Impairment of intangible assets	477
Impairment of investments and note receivable	12
Restructuring and integration expenses	169
Productivity	201
Non-routine legal matters	13
Stock compensation	5
COVID-19	14
Transaction costs	1
Foundational projects	4
Mark to market	150
Adjusted EBITDA	$4,078

December 31,
2022
Principal amounts of:
Commercial paper notes	$399
Senior unsecured notes	11,743
Total principal amounts	12,142
Less: Cash and cash equivalents	535
Total principal amounts less cash and cash equivalents	$11,607

December 31, 2022 Management Leverage Ratio	2.8

KEURIG DR PEPPER INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. For the years ended December 31, 2021 and 2020, there were no certain items excluded for comparison to prior year periods.

	Year Ended December 31,
(in millions)	2022	2021
Net cash provided by operating activities	$2,837	$2,874
Purchases of property, plant and equipment	(353)	(423)
Proceeds from sales of property, plant and equipment	168	122
Free Cash Flow	$2,652	$2,573

KEURIG DR PEPPER INC.
RECONCILIATION OF SIGNIFICANT COVID-19 RELATED EXPENSES
(UNAUDITED)
The following table sets forth our reconciliation of significant COVID-19-related expenses. However, employee compensation expense and employee protection costs, which impact our SG&A expenses and cost of sales, are included as the COVID-19 item affecting comparability and are excluded in our Adjusted financial measures. In addition, reported amounts under U.S. GAAP also include additional costs, not included as the COVID-19 item affecting comparability, as presented in tables below.

	Items Affecting Comparability(1)
(in millions)	Employee Compensation Expense(2)	Employee Protection Costs(3)	Allowances for Expected Credit Losses(4)	Total
For the fourth quarter of 2022
Coffee Systems	$—	$(1)	$—	$(1)
Packaged Beverages	1	—	—	1
Beverage Concentrates	—	—	—	—
Latin America Beverages	—	—	—	—
Total	$1	$(1)	$—	$—

For the fourth quarter of 2021
Coffee Systems	$1	$1	$—	$2
Packaged Beverages	1	1	—	2
Beverage Concentrates	—	—	—	—
Latin America Beverages	—	—	—	—
Total	$2	$2	$—	$4

For the year ended December 31, 2022
Coffee Systems	$1	$5	$—	$6
Packaged Beverages	4	3	—	7
Beverage Concentrates	—	—	—	—
Latin America Beverages	—	1	—	1
Total	$5	$9	$—	$14

For the year ended December 31, 2021
Coffee Systems	$4	$16	$(2)	$18
Packaged Beverages	8	7	(8)	7
Beverage Concentrates	—	—	(3)	(3)
Latin America Beverages	—	2	—	2
Total	$12	$25	$(13)	$24

(1)Employee compensation expense and employee protection costs are both included as the COVID-19 items affecting comparability in the reconciliation of our Adjusted Non-GAAP financial measures.
(2)Primarily included incremental benefits provided to frontline workers such as extended sick leave, in order to maintain essential operations during the COVID-19 pandemic.
(3)Included costs associated with personal protective equipment, temperature scans, cleaning and other sanitization services. Impacts both cost of sales and SG&A expenses.
(4)Reflects reversal of allowances initially recorded in 2020 specifically related to the COVID-19 pandemic, driven by improving economic conditions during 2021.